EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-15487 of The AES Corporation on Form S-3 of our report dated January 30, 1997, except for the penultimate paragraph of Note 6, as to which the date is March 13, 1997, and Note 13, as to which the date is June 30, 1997, appearing in this Current Report on Form 8-K of The AES Corporation dated July 3, 1997.

/s/ Deloitte & Touche LLP
Washington, DC
July 3, 1997